UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2016 (June 1, 2016)

NOWNEWS DIGITAL MEDIA TECHNOLOGY CO. LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-171637	36-4794119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4F, No. 32, Ln. 407, Sec. 2. Tiding Road, Neihu District, Taipei City 114, Taiwan

(Address of principal executive offices) (zip code)

886287978775 ext 500

(Registrant's telephone number, including area code)

N/A

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 1, 2016, NowNews Digital Media Technology Co., Ltd., a Nevada corporation (the “Company”), entered into a non-binding Letter of Intent with Lao Development Holding Limited (“Lao Development”) and Lao Construction Bank (“Lao Construction Bank”) in connection with the Company’s acquisition of 19% of the issued and outstanding equity interest of Lao Construction Bank from Lao Development for approximately 2 million share of common stock of the Company. There is no assurance that the parties will enter into definitive agreement on mutually agreeable terms.

On June 1, 2016, the Company also entered into a non-binding Letter of Intent with Earl International Development Sdn.Bhd (“Earl”), the general contractor of “HOMES” project, a Malaysia government sponsored housing project. The Company will be engaged as the media outlet to facilitate the bidding process for Earl. There is no assurance that the parties will enter into definitive agreement on mutually agreeable terms.

Aixinjueluo Yuhao, a director of the Company, is the majority shareholder of Lao Construction Bank and the chairman of board of Earl. The transactions contemplated in the two Letter of Intents have been approved by the board of directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2016	NOWNEWS DIGITAL MEDIA TECHNOLOGY CO.LTD.

	By:	/s/ Shuo-Wei Shih
Shuo-Wei Shih
Chief Executive Officer